EXHIBIT 15.5

February 27, 2014

CNOOC Limited
c/o Nexen Energy ULC
801-7th Avenue S.W.
Calgary, AB
T2P 3P7

Re:	McDaniel & Associates - Report of Third Party for certain Canadian In-Situ Oil Sands properties owned by CNOOC Limited

Gentlemen:

Pursuant to your request, McDaniel and Associates (McDaniel) has conducted an audit through an independent evaluation of CNOOC Limited’s (“CNOOC”) proved synthetic crude oil and bitumen reserves, as of December 31, 2013, for certain fields owned by CNOOC and managed by its wholly-owned subsidiary, Nexen Energy ULC (“Nexen”) in Canada as shown in Table 1, which includes CNOOC’s Canadian In-Situ Oil Sands properties.  CNOOC has represented that these properties account for 11 percent of its total company proved reserves on an equivalent barrel basis as of December 31, 2013, and that its reserves estimates have been prepared in accordance with the United States’ Securities and Exchange Commission (SEC) definitions.  We have reviewed information provided to us by Nexen on behalf of CNOOC that it represents to be to be its estimates of the reserves, as of December 31, 2013, for the same properties as those which we evaluated. The completion date of our report is January 28th, 2014.

Reserves included herein are expressed as reserves as represented by CNOOC.  Gross reserves are defined as the total estimated petroleum to be produced from these properties after December 31, 2013.  Working interest reserves are defined as that portion of the gross reserves attributable to the interests owned by CNOOC after deducting all working interests owned by others.  Net reserves are defined as working interest reserves after the deduction of royalties.

Estimates of synthetic crude oil and bitumen should be regarded only as estimates that may change as further production history and additional information become available.  Not only are such reserves estimates based on that information which is currently available, but such estimates are also

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB  T2P 3G6         Tel: (403) 262-5506         Fax: (403) 233-2744         www.mcdan.com

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for Canadian In-Situ Oil Sands Properties	February 27, 2014 Page 2

subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

Data used in this evaluation were obtained from reviews with Nexen personnel, Nexen files, from records on file with the appropriate regulatory agencies, and from public sources.  In the preparation of this report we have relied, without independent verification, upon such information furnished by Nexen with respect to property interests, production from such properties, current costs of operation and development, prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented.  Furthermore, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any of such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or had independently verified such information or data.  A field examination of the properties was not considered necessary for the purposes of this report.

Methodology and Procedures

The process of estimating reserves requires complex judgments and decision-making based on available geological, geophysical, engineering and economic data.  To estimate the economically recoverable synthetic crude oil and bitumen reserves, and related future net cash flows, we considered many factors and made assumptions including:

•	expected reservoir characteristics based on geological, geophysical and engineering assessments;

•	future production rates based on historical performance and expected future operating and investment activities;

•	future oil and gas prices and quality differentials;

•	assumed effects of regulation by governmental agencies; and

•	future development and operating costs

Our estimate was prepared using standard geological and engineering methods generally recognized by the petroleum industry, and the reserves definitions and standards required by the United States SEC.  Generally accepted methods for estimating reserves include volumetric calculations, material balance techniques, production decline curves, pressure transient analysis, analogy with similar reservoirs, and reservoir simulation.  The method or combination of methods used was based on our professional judgment and experience.

Discovered oil and natural gas reserves are generally only produced when they are economically recoverable.  As such, oil and gas prices, and capital and operating costs have an impact on whether

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for Canadian In-Situ Oil Sands Properties	February 27, 2014 Page 3

reserves will ultimately be produced.  As required by SEC rules, reserves represent the quantities that are expected to be economically recoverable using existing prices and costs.  Estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.

The proved reserves estimates in this report were based upon 2013 first-of-the month fiscal average pricing using benchmark pricing.  Oil prices were primarily based upon West Texas Intermediate at Cushing crude oil benchmark of US$96.82 per barrel and Western Canadian Select at Hardisty benchmark of US$71.48 per barrel.  Specific pricing for each field was adjusted for historical quality and transportation cost differentials, and for currency exchange rates.  The resulting adjusted price is referred to as the “realized price.”  For total proved reserves, the estimated realized prices were US$51.62 per barrel of Bitumen and US$90.47 per barrel of synthetic crude oil, based upon a volume weighted average of the properties evaluated.  SEC constant pricing was estimated by Nexen and provided to McDaniel for comparison purposes.

Generally, operations are subject to various levels of government controls and regulations.  These laws and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and foreign trade and investment, that are subject to change from time to time.  Current legislation is generally a matter of public record, and additional legislation or amendments that will affect reserves or when any such proposals, if enacted, might become effective generally cannot be predicted.  Changes in government regulations could affect reserves or related economics.  In the regions that are currently being evaluated we believe we have applied existing regulations appropriately.

CNOOC Estimates

Nexen on behalf of CNOOC has represented that estimated proved reserves attributable to the evaluated properties are based on SEC definitions.  It represents that its estimates of the reserves attributable to these properties represent 11 percent of its total company proved reserves on an equivalent basis and are as follows, expressed in thousands of barrels (Mbbl), billions of cubic feet (bcf) and thousands of barrels of oil equivalent (Mboe):

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for Canadian In-Situ Oil Sands Properties	February 27, 2014 Page 4

CNOOC’s estimate of Reserves as of December 31, 2013
Certain Canadian Fields Audited by McDaniel & Associates
Oil Sands In-Situ

CNOOC Reserves	Synthetic Crude Oil (Mbbl)	Bitumen (Mbbl)	Oil Equivalent (Mboe)
Working Interest Reserves (after royalties)
Proved	440,037	33,847	473,884

Note: Gas is converted to oil equivalent using a factor of 6,000 cubic feet of gas per 1 barrel of oil equivalent.

Reserves Audit Opinion

McDaniel has used all data, assumptions, procedures and methods that it considers necessary to prepare this report.

In our opinion, the information relating to estimated proved reserves of synthetic crude oil and bitumen contained in this report has been prepared in accordance with Paragraphs 932-235-50-4, 932-235-50-6, 932-235-50-7 and 932-235-50-9 of the Accounting Standards Update 932-235-50, Extractive Industries – Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures (January 2010) of the Financial Accounting Standards Board and Rules 4–10(a) (1)–(32) of Regulation S–X and Rules 302(b), 1201, and 1202(a) (1), (2), (3), (4), (5), (8) of Regulation S-K of the Securities and Exchange Commission.

In our opinion, the assumptions, data, methods and procedures used in connection with the preparation of this report are appropriate for the purpose served by this report.

In comparing the detailed proved reserves estimates prepared by us to those represented by Nexen on behalf of CNOOC, we have found differences, both positive and negative.  In our opinion, the proved reserves for the reviewed properties as estimated by CNOOC are, in aggregate when compared to our estimates on the basis of equivalent barrels, reasonable because the proved reserve estimates were within 10 percent of our estimates.

The analyses of these properties, as reported herein, were conducted within the context of an audit of a distinct group of properties in aggregate as part of the total corporate level reserves.  Extraction and use of these analyses outside of this context may not be appropriate without supplementary due diligence.

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for Canadian In-Situ Oil Sands Properties	February 27, 2014 Page 5

We hereby consent to the references to our name and our third party report as well as the filing of our third party report as an exhibit to CNOOC Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2013

McDaniel is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over 55 years.  McDaniel does not have any financial interest, including stock ownership, in CNOOC.  Our fees were not contingent on the results of our evaluation.  This letter report has been prepared at the request of Nexen on behalf of CNOOC.

This report was prepared by McDaniel & Associates Consultants Ltd. for the exclusive use of CNOOC  It is not to be reproduced, distributed, or made available, in whole or in part to any person, company, or organization other than CNOOC  without the knowledge and consent of McDaniel & Associates Consultants Ltd.  We reserve the right to revise any of the estimates provided herein if any relevant data existing prior to preparation of this report was not made available or if any data provided was found to be erroneous.

If there are any questions, please contact the writer directly at (403) 218-1379.

Sincerely,
McDaniel & Associates Consultants Ltd.

/s/ P. A. Welch
____________________________
P. A. Welch, P. Eng.

CC:         Mr. Robert Haigh, P.Eng.,
Reservoir Engineer Advisor, Oil Sands

Huili Li, Deloitte & Touche LLP

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for Canadian In-Situ Oil Sands Properties	February 27, 2014 Page 6

CERTIFICATE of QUALIFICATION

I, Philip Arthur Welch, Petroleum Engineer of 2200, 255 - 5th Avenue, S.W., Calgary, Alberta, Canada hereby certify:

1.           That I am the President & Managing Director of McDaniel & Associates Consultants Ltd., APEGA Permit Number P3145, which Company did prepare, at the request of CNOOC Limited, the report entitled "Report of Third Party for certain Canadian In-Situ Oil Sands properties owned by CNOOC Limited, As of December 31, 2013", dated February 27, 2014, and that I supervised the preparation of this report.

2.           That I attended the University of British Columbia in the years 1980 to 1987 and that I graduated with a Bachelor of Applied Science and Master of Applied Science degrees in Mechanical Engineering, that I am a registered Professional Engineer with the Association of Professional Engineers and Geoscientists of Alberta; that I am a member of the Society of Petroleum Engineers; that I am a member of the Canadian Institute of Mining and Metallurgy; and that I have in excess of twenty-five years of experience in oil and gas reservoir studies and evaluations.

3.
That McDaniel & Associates Consultants Ltd., its officers or employees, have no direct or indirect interest, nor do they expect to receive any direct or indirect interest in any properties or securities of CNOOC Limited, any associate or affiliate thereof.

4.
That the aforementioned report was not based on a personal field examination of the properties in question, however, such an examination was not deemed necessary in view of the extent and accuracy of the information available on the properties in question.

/s/ P. A. Welch
____________________________
P. A. Welch, P. Eng.

Calgary, Alberta
Dated:  February 27, 2014

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for Canadian In-Situ Oil Sands Properties	February 27, 2014 Page 7

Table 1
CNOOC Properties Evaluated by McDaniel & Associates
Select Canadian In-Situ Oil Sands Properties
December 31, 2013

	BUSINESS UNIT	FIELD NAME

1	SYNTHETIC	LONG LAKE
2	SYNTHETIC	HANGINGSTONE

February 27, 2014

CNOOC Limited
c/o Nexen Energy ULC
801 – 7th Avenue S.W.
Calgary, Alberta
T2P 3P7

Gentlemen:

Pursuant to your request, McDaniel and Associates (“McDaniel”) has conducted an audit of CNOOC Limited’s (“CNOOC”) proved synthetic crude oil reserves in Syncrude Canada Ltd. (“Syncrude”), owned by CNOOC and managed by its wholly-owned subsidiary, Nexen Energy ULC (“Nexen”), as of December 31, 2013.  CNOOC has represented that this property accounts for 7 percent of its total proved reserves for its Syncrude ownership on an equivalent barrel basis as of December 31, 2013, and that its reserve estimates have been prepared in accordance with the United States’ Securities and Exchange Commission (SEC) definitions.  We have reviewed information provided to us by Nexen on behalf of CNOOC that it represents to be its estimate of the reserves, as of December 31, 2013, for the same properties. The completion date of our report is January 28th, 2014.

Reserves included herein are expressed as reserves as represented by CNOOC.  Gross reserves are defined as the total estimated petroleum to be produced from these properties after December 31, 2013.  Working interest reserves are defined as that portion of the gross reserves attributable to the interests owned by CNOOC after deducting all working interests owned by others.  Net reserves are defined as working interest reserves after the deduction of royalties.

Estimates of synthetic crude oil should be regarded only as estimates that may change as further production history and additional information become available.  Not only are such reserves estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

Data used in this audit were obtained from reviews with Nexen personnel, Nexen files, from records on file with the appropriate regulatory agencies, and from public sources.  In the preparation of this report we have relied, without independent verification, upon such information furnished by Nexen with respect to property interests, production from such properties, current costs of operation and

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB  T2P 3G6  Tel: (403) 262-5506  Fax: (403) 233-2744  www.mcdan.com

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for the Syncrude Property	February 27, 2014 Page 2

development, prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented.  Furthermore, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any of such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or had independently verified such information or data.  A field examination of the properties was not considered necessary for the purposes of this report.

Methodology and Procedures

The process of estimating reserves requires complex judgments and decision-making based on available geological, geophysical, engineering and economic data.  To estimate the economically recoverable oil, synthetic crude oil and natural gas reserves and related future net cash flows, many factors and make assumptions are considered, including:

•	expected reservoir characteristics based on geological, geophysical and engineering assessments;

•	future production rates based on historical performance and expected future operating and investment activities;

•	future oil and gas prices and quality differentials;

•	assumed effects of regulation by governmental agencies; and

•	future development and operating costs.

Generally accepted methods for estimating reserves include volumetric calculations, material balance techniques, production decline curves, pressure transient analysis, analogy with similar reservoirs, and reservoir simulation.

We have performed our audit by reviewing the estimates, assumptions, supporting working papers and other data underlying the reserves estimate prepared by CNOOC. We have audited to the standard geological and engineering methods generally accepted by the petroleum industry, and the reserves definitions and standards required by the United States SEC.  Our assessment of the method or combination of methods used in a reserves estimate is based on our professional judgment and experience.

Discovered oil and natural gas reserves are generally only produced when they are economically recoverable.  As such, oil and gas prices, and capital and operating costs have an impact on whether reserves will ultimately be produced.  As required by SEC rules, reserves represent the quantities that are expected to be economically recoverable using existing prices and costs.  Estimates may change

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for the Syncrude Property	February 27, 2014 Page 3

substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.

Reserves estimates in this report are based upon 2013 first-of-the month fiscal average pricing using benchmark pricing.  Our estimate of the 2013 oil price is primarily based upon the WTI and Western Canadian Select benchmarks of US$96.82/bbl and C$71.48/bbl respectively.  Specific synthetic crude oil pricing was adjusted for historical quality and transportation costs and is about US$96.20/bbl. SEC constant pricing was estimated by Nexen and provided to McDaniel for comparison purposes.

Generally, operations are subject to various levels of government controls and regulations.  These laws and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and foreign trade and investment, that are subject to change from time to time.  Current legislation is generally a matter of public record, and additional legislation or amendments that will affect reserves or when any such proposals, if enacted, might become effective generally cannot be predicted.  Changes in government regulations could affect reserves or related economics.  In the regions that are currently being evaluated we believe we have applied existing regulations appropriately.

CNOOC Estimates
Nexen on behalf of CNOOC has represented that estimated proved reserves attributable to the evaluated properties are based on SEC definitions.  It represents that its estimates of the reserves attributable to this property represent 7 percent of its total company proved reserves on an equivalent basis are as follows, expressed in thousands of barrels (Mbbl) and thousands of barrels of oil equivalent (Mboe):

CNOOC’s estimate of Syncrude Reserves as of December 31, 2013
Audited by McDaniel & Associates
CNOOC Reserves	Synthetic Crude oil (Mbbl)	Bitumen (Mbbl)	Oil Equivalent (Mboe)
Working Interest Reserves (after royalties)
Proved	296,366	0	296,366

Note: Gas is converted to oil equivalent using a factor of 6,000 cubic feet of gas per 1 barrel of oil equivalent.

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for the Syncrude Property	February 27, 2014 Page 4

Reserves Audit Opinion

McDaniel has used all procedures and methods that it considers necessary to prepare this report.

In our opinion, the information relating to estimated proved reserves of synthetic crude oil contained in this report has been prepared in accordance with Paragraphs 932-235-50-4, 932-235-50-6, 932-235-50-7 and 932-235-50-9 of the Accounting Standards Update 932-235-50, Extractive Industries – Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures (January 2010) of the Financial Accounting Standards Board and Rules 4–10(a) (1)–(32) of Regulation S–X and Rules 302(b), 1201, and 1202(a) (1), (2), (3), (4), (5), (8) of Regulation S-K of the Securities and Exchange Commission.

In our opinion, the assumptions, data, methods and procedures used in connection with the preparation of this report are appropriate for the purpose served by this report.

In our opinion, the proved reserves for the reviewed property as estimated by CNOOC are, in aggregate, reasonable because if we were to perform our own detailed evaluation of the property we would expect the resulting estimates to be within 10 percent of CNOOC’s estimate.

The analysis of this property, as reported herein, was conducted within the context of an audit in aggregate as part of the total corporate level reserves.  Extraction and use of these analyses outside of this context may not be appropriate without supplementary due diligence.

We hereby consent to the references to our name and our third party report as well as the filing of our third party report as an exhibit to CNOOC Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2013

McDaniel is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over 55 years.  McDaniel does not have any financial interest, including stock ownership, in CNOOC.  Our fees were not contingent on the results of our evaluation.  This letter report has been prepared at the request of Nexen on behalf of CNOOC and should not be used for purposes other than those for which it is intended.  This report was prepared by McDaniel & Associates Consultants Ltd. at the request of Nexen on behalf of CNOOC.

If there are any questions, please contact the writer directly at (403) 218-1379.

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for the Syncrude Property	February 27, 2014 Page 5

Sincerely,
McDaniel & Associates Consultants Ltd.

/s/ P. A. Welch
____________________________
P. A. Welch, P. Eng.
President & Managing Director

CC:          Mr. B Frasson, P. Eng., MBA
Director – Syncrude Investment

Huila Li, Deloitte & Touche LLP

Nexen Energy ULC McDaniel & Associates Consultants Ltd. – Opinion for the Syncrude Property	February 27, 2014 Page 6

CERTIFICATE of QUALIFICATION

I, Philip Arthur Welch, Petroleum Engineer of 2200, 255 - 5th Avenue, S.W., Calgary, Alberta, Canada hereby certify:

1.           That I am the President & Managing Director of McDaniel & Associates Consultants Ltd., APEGA Permit Number P3145, which Company did prepare, at the request of CNOOC Limited, the report entitled "Report of Third Party for the Syncrude Property owned by CNOOC Limited, As of December 31, 2013", dated February 27, 2014, and that I supervised the preparation of this report.

2.           That I attended the University of British Columbia in the years 1980 to 1987 and that I graduated with a Bachelor of Applied Science and Master of Applied Science degrees in Mechanical Engineering, that I am a registered Professional Engineer with the Association of Professional Engineers and Geoscientists of Alberta; that I am a member of the Society of Petroleum Engineers; that I am a member of the Canadian Institute of Mining and Metallurgy; and that I have in excess of twenty-five years of experience in oil and gas reservoir studies and evaluations.

3.
That McDaniel & Associates Consultants Ltd., its officers or employees, have no direct or indirect interest, nor do they expect to receive any direct or indirect interest in any properties or securities of CNOOC Limited, any associate or affiliate thereof.

4.
That the aforementioned report was not based on a personal field examination of the properties in question, however, such an examination was not deemed necessary in view of the extent and accuracy of the information available on the properties in question.

/s/ P. A. Welch
____________________________
P. A. Welch, P. Eng.

Calgary, Alberta
Dated:  February 27, 2014